DOWNEY FINANCIAL CORP.

                             RESOLUTION DFC001-2000a

                DIRECTORS' MEETINGS, COMMITTEES AND COMPENSATION


WHEREAS, the time, location of and other particulars with respect to the regular meetings of the Downey Financial Corp. (the "Corporation") Board of Directors should be established; and

WHEREAS, in order to fulfill its duties to shareholders and efficiently and effectively carry out its responsibilities it is necessary and appropriate that this Corporation's Board of Directors ("Board") establish committees to assist the Board; and

WHEREAS, the Board has determined that the creation of the committees from time to time to carry out certain duties and responsibilities of the Board to keep the Board informed and involved is in the best interests of this Corporation and will permit this Board to more effectively carry out its duties; and

WHEREAS, the Board has determined that it is necessary and appropriate for the recruitment and retention of directors who are not also full-time employees of the Corporation or any of its subsidiaries to provide for compensation to be paid to such directors.

RESOLVED, that the Regular Meeting of the Board of this Corporation shall be held at the corporate office of Downey Savings and Loan Association, F.A. ("Downey") on the fourth Wednesday of each month, or at such other time and place as this Board may designate; and

RESOLVED FURTHER,  that the standing  committees of the Board shall be the Audit
Committee,   the  Compensation  Committee,   the  Executive  Committee  and  the
Nominating Committee; and

RESOLVED FURTHER, that this Board shall from time to time appoint other committees to fulfill the duties and responsibilities assigned to this Board as this Board shall determine; and

RESOLVED FURTHER, that the compensation of each Director, who is not also a full-time employee of this Corporation or any of its subsidiaries shall be paid by the Corporation and Downey as follows:

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                                  CORPORATION         DOWNEY           DSL
                                  -----------         ------           ---

Annual Retainer                     $12,000          $12,000

Joint Regular Board Meetings        $   500          $   500

Corporation Board Meeting Only      $ 1,000          $   N/A

Downey Board Meeting Only           $   N/A          $ 1,000

DSL Board Meeting Only                                               $1,000

Board Committee Meeting             $ 1,000          $ 1,000

Chairman of Corporation             $ 2,500          $ 2,500
and Chairman of Downey
Additional Annual Retainer.

Chairman of Corporation's Audit     $ 5,000          $   N/A
Committee, Additional Annual
Retainer.

Chairman of Corporation's           $ 3,000          $   N/A
Compensation Committee
Additional Annual Retainer.

In the event a Corporation Board Committee or Downey Board Committee meeting is held on the day of a Corporation Board or Downey Board meeting, no Corporation Board Committee or Downey Board Committee Fee will be paid.

A Corporation Board Committee meeting fee of $1,000 will be paid for attendance at each meeting of the Audit, Compensation, Executive, and Nominating
Committees, if so determined by the Chair of the committee. A Downey Board Committee meeting fee of $1,000 will be paid for attendance at each meeting of the Downey Board Loan Committee if so determined by the Chair of the committee. In the event more than one Corporation or Downey Board committee meeting is held on a day other than a regular Corporation or Downey Board of Directors meeting day, only one Board Committee meeting fee will be paid. In the event a DSL Service Company Board meeting is held on a day when no Corporation or Downey Board meeting or Committee meeting is held, a DSL Service Company Board meeting fee of $1,000 will be paid by DSL Service Company.

The Chairman of the Corporation receives an additional annual retainer of $2,500, which is paid semi-annually in advance. The Chairman of Downey receives an additional annual retainer of $2,500, which is paid semi-annually in advance. The Chairman of the Corporation's Audit Committee receives an additional retainer of $5,000 and the Chairman of the Corporation's Compensation Committee receives an additional retainer of $3,000, both of which are paid semi-annually in advance.

Directors of the Corporation and Downey will be reimbursed for reasonable out-of pocket expenses incurred in the performance of their duties respectively by the Corporation and by Downey.

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RESOLVED  FURTHER,  Directors of the  Corporation are entitled to participate in and receive the medical benefit coverages provided to Downey employees, subject to employee eligibility requirements. Any non-employee director who elects to waive medical benefit coverage with Downey will be eligible to receive the cash value in lieu of the medical benefit coverage;

RESOLVED FURTHER, a retirement benefit (the "Director Retirement Benefit") will be payable to each of the Corporation's directors. The Director Retirement Benefit will be paid to each director, or his or her designated beneficiary, in equal monthly installments for a period of sixty (60) months beginning the month following his or her retirement. The aggregate Director Retirement Benefit for each director will equal one-third of the number of months of service as a director by such individual (up to a maximum of 15 years of service) multiplied by the average monthly qualified (non-employee) director compensation paid to such individual during the three (3) years preceding cessation as a director. Qualified director compensation includes the annual retainer plus all meeting fees for the Board of Directors and Committees of the Corporation, Downey and DSL Service Company. The right of each director to begin to receive such Director Retirement Benefit is subject to the following conditions: (i) the individual shall have ceased serving as a director of the Corporation and Downey; and (ii) the individual shall have served as a director for at least three years. If a majority interest of the Corporation's outstanding stock is transferred or acquired (other than by will or by the laws of descent and distribution), then the entire earned Director Retirement Benefit becomes payable immediately and the three-year minimum service requirement described above does not apply. If a retired director so requests, the Corporation, at its option, may make a single lump-sum payment of the Director Retirement Benefit. Any such payment would be discounted at the interest rate then in effect for Downey's five-year certificate of deposit. Retired Directors are not eligible to receive the cash value in lieu of the medical benefit coverage;


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